                 SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549


                          F O R M  8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 14, 1997
                                                 ---------------


               BANKERS TRUST NEW YORK CORPORATION
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(Exact name of registrant as specified in its charter)



                            NEW YORK
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      (State or other jurisdiction of incorporation)


        1-5920                           13-6180473
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(Commission file number)       (IRS employer identification no.)



    130 LIBERTY STREET, NEW YORK, NEW YORK           10006
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    (Address of principal executive offices)      (Zip code)

Registrant's telephone number, including area code (212) 250-2500
                                                   --------------
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Item 5. Other Events
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(a)     Bankers Trust Company ("Bankers Trust"), a wholly owned subsidiary of
Bankers Trust New York Corporation (the "Corporation"), has entered into an agreement with Boston Properties to sell 280 Park Avenue, a Midtown Manhattan office building, for a sales price of $321 million. The building was the former headquarters of the Corporation which is now located at One Bankers Trust Plaza, New York, NY. The Corporation expects to recognize a gain in the third quarter of 1997 of approximately $75 million. The closing is to take place in early September.

        The two tower complex comprises 1.2 million square feet and occupies the full westerly blockfront of Park Avenue between 48th and 49th Street. 280 Park Avenue houses such long term tenants as The National Football League, Furman Selz and Oppenheimer & Company. Bankers Trust, which is currently occupying 210,000 square feet, will remain the building's largest tenant.

        The sale represents a culmination of efforts which began in 1995 to position the property for sale. Over the past two and a half years a major capital improvement and leasing program was implemented during which significant infrastructure upgrades and a new lobby were completed.

(b) On August 19, 1997, the Corporation issued a press release which announced the election of four directors to its board and that of Bankers Trust. Attached as Exhibit (99) is a copy of the press release.

Item 7.  Financial Statements and Exhibits
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C.   Exhibits

     (5) Opinion of Counsel delivered in connection with the issuance of the Corporation's 7.15% Subordinated Notes due August 14, 2012.

     (99) Press release of Bankers Trust New York Corporation, dated August 19, 1997.

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                           SIGNATURES



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BANKERS TRUST NEW YORK CORPORATION



                              By  /s/ Gordon S. Calder, Jr.
                                  ---------------------------
                                    Gordon S. Calder, Jr.
                                    Assistant Secretary




August 20, 1997
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                      INDEX TO EXHIBITS

Item 7.  Financial Statements and Exhibits
------------------------------------------

C.   Exhibits

     (5) Opinion of Counsel delivered in connection with the issuance of the Corporation's 7.15% Subordinated Notes due August 14, 2012.

    (99) Press release of Bankers Trust New York Corporation, dated August 19, 1997.